Exhibit 3.3

CERTIFICATE OF MERGER

MERGING

KURA OPERATIONS, INC.

WITH AND INTO

KURA ONCOLOGY, INC.

Pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), the undersigned, a corporation incorporated and existing under and by virtue of the DGCL, does hereby certify that:

FIRST: The name and state of incorporation of each of the constituent corporations of the merger (each, a “Constituent Corporation” and, together, the “Constituent Corporations”) is as follows:

Name	State of Incorporation
Kura Operations, Inc.	Delaware
Kura Oncology, Inc.	Delaware

SECOND An agreement and plan of merger has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the provisions of Section 251 of the DGCL.

THIRD: The name of the corporation surviving the merger shall be Kura Oncology, Inc. (the “Surviving Corporation”).

FOURTH: At the effective time of the merger, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety as set forth in Exhibit A attached hereto.

FIFTH: A copy of the executed agreement and plan of merger is on file at the principal place of business of the Surviving Corporation, the address of which is 11119 N. Torrey Pines Road, Suite 125, La Jolla, CA 92037.

SIXTH: A copy of the agreement and plan of merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.

IN WITNESS WHEWREOF, the Surviving Corporation has caused this Certificate of Merger to be signed by an authorized officer, this 6th day of March, 2015.

KURA ONCOLOGY, INC.

By:	/s/ Troy Wilson, Ph.D.
Name: Troy Wilson, Ph.D.
Title: President and Chief Executive Officer

EXHIBIT A

CERTIFICATE OF INCORPORATION

OF

KURA OPERATIONS, INC.

I.

The name of this corporation is Kura Operations, Inc.

II.

The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, City of Dover, County of Kent, 19904, and the name of the registered agent of the corporation in the State of Delaware at such address is National Registered Agents, Inc.

III.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

This corporation is authorized to issue only one class of stock, to be designated Common Stock. The total number of shares of Common Stock which the corporation is presently authorized to issue is One Thousand (1,000) shares, each having a par value of one tenth of one cent ($0.001).

V.

A. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

B. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

VI.

A. The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

B. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.